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                                                                    Exhibit 23.1

                         INDEPENDENT AUDITORS' CONSENT

SANGSTAT MEDICAL CORPORATION:

We consent to the use in this Amendment No. 2 to Registration Statement No. 333-20301 of SangStat Medical Corporation of our report dated January 29, 1997 included in the Annual Report on Form 10-K of SangStat Medical Corporation for the year ended December 31, 1996, and to the use of our report dated January 29, 1997 appearing in the Prospectus, which is a part of such Registration Statement. We also consent to the references to us under the headings "Selected Consolidated Financial Data" and "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP
--------------------------------
DELOITTE & TOUCHE LLP

San Jose, California
March 11, 1997